Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(3)

Pricing Supplement Amendment

Amendment No. 1 dated November 29, 2024 to Pricing Supplement dated November 22, 2024 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023 and the Product Supplement No. 1A dated May 16, 2024

Return Notes with Variable Coupons Linked to a Basket of Closed-End Funds, Due November 27, 2026 Royal Bank of Canada

This document supplements the accompanying pricing supplement (CUSIP: 78015QNZ0). The Initial Basket Underlier Value for each Basket Underlier has been determined in the manner set forth in the accompanying pricing supplement and is set forth in the table below:

Basket Underlier	Bloomberg Ticker	Initial Basket Underlier Value
Virtus Artificial Intelligence & Technology Opportunities Fund	AIO UN	$23.83
BlackRock Health Sciences Trust	BME UN	$39.28
BlackRock Science and Technology Trust	BST UN	$36.69
John Hancock Financial Opportunities Fund	BTO UN	$39.22
BlackRock Utilities, Infrastructure & Power Opportunities Trust	BUI UN	$23.59
John Hancock Tax-Advantaged Dividend Income Fund	HTD UN	$23.45
NYLI CBRE Global Infrastructure Megatrends Term Fund	MEGI UN	$13.51
Cohen & Steers REIT and Preferred and Income Fund, Inc.	RNP UN	$22.89
Cohen & Steers Quality Income Realty Fund, Inc.	RQI UN	$13.65
Columbia Seligman Premium Technology Growth Fund, Inc.	STK UN	$33.83
abrdn Healthcare Opportunities Fund	THQ UN	$20.15
Reaves Utility Income Fund	UTG UN	$34.59

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of the accompanying pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

The Notes will not be listed on any securities exchange. None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

RBC Capital Markets, LLC

Return Notes with Variable Coupons Linked to a Basket of Closed-End Funds

ADDITIONAL TERMS OF YOUR NOTES

You should read this document together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, the product supplement no. 1A dated May 16, 2024 and the accompanying pricing supplement referred to below. This document, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this document differs from the information contained in the documents listed below, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in the accompanying pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

•	Pricing Supplement dated November 22, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324016736/dp221157_424b2-rjeln158dlo.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this document, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying pricing supplement.

P-2	RBC Capital Markets, LLC